Exhibit 99.1
                      [LOGO OF BANK UNITED CORP. LITIGATION
                        CONTINGENT PAYMENT RIGHTS TRUST]


JONATHON K. HEFFRON
Litigation Trustee
Tel.: (713) 543-6958
FAX: (713) 543-7744

SALVATORE A. RANIERI
Litigation Trustee
Tel.: (516) 873-0055
FAX: (516) 873-1155


                                  PRESS RELEASE

  BANK UNITED CORP. LITIGATION CONTINGENT PAYMENT RIGHTS TRUST ISSUES 2,225,983 CONTINGENT PAYMENT RIGHTS CERTIFICATES TO WASHINGTON MUTUAL PIES HOLDERS

Houston, Texas - August 28, 2002. On August 16, 2002, the Bank United Corp. Litigation Contingent Payment Rights Trust (NASDAQ: BNKUZ) (the "Trust") issued 2,225,983 BNKUZ contingent payment rights certificates ("CPR certificates") to the holders of Washington Mutual Inc. 8% Corporate Premium Income Equity Securities ("WM PIES").

The Trust is a statutory business trust created under Delaware law on November 2, 2000. Bank United Corp. ("BNKU") created the Trust in connection with its reorganization and merger, which was completed on February 9, 2001, with and into Washington Mutual, Inc.("WM"). The assets of the Trust consist primarily of the right to receive a portion of any net after-tax proceeds received by WM (as successor to BNKU) and by Washington Mutual Bank, FA (as successor to Bank United) in any judgment or settlement in the forbearance litigation brought by BNKU, Bank United, and Hyperion Partners L.P. against the federal government.

As a result of the Bank United reorganization, which was effected by means of a merger of BNKU with one of its wholly owned subsidiaries (the "Reorganization"), each share of BNKU common stock outstanding immediately prior to the Reorganization was converted into one new share of BNKU common stock and the right to receive one CPR Certificate. Appropriate and proportionate adjustments were made to the BNKU 8% Corporate Premium Income Equity Securities ("BNKU PIES") outstanding at that time.

In connection with the BNKU-WM merger, the BNKU PIES were converted into WM PIES having substantially identical terms. According to the terms of the WM PIES, each holder of WM PIES was entitled to receive a certain number of CPR certificates, based on a formula, upon conversion of the WM PIES into WM common stock.


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On August 16, 2002, the WM PIES were converted into WM common stock and, according to the conversion formula, 2,225,983 CPR certificates were issued by the Trust to the holders of the WM PIES.

Before the issuance of CPR certificates to the holders of the WM PIES, 36,486,238 CPR Certificates had been issued and were outstanding. Following the issuance of 2,225,983 CPR certificates on August 16, 2002, 38,712,221 CPR certificates are issued and outstanding. The total number of registered but unissued CPR certificates is 207,663.

Additional information about the lawsuit, the Litigation Trust, and the contingent payment rights certificates can be found in the registration statement on Form S-4 (Registration No. 333-49302) filed by the Litigation Trust with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as well as in the reports filed by the Litigation Trust pursuant to the Securities Exchange Act of 1934, as amended.